Exhibit 10.12
RESTRICTED STOCK AGREEMENT
KAYDON CORPORATION
1999 Long Term Stock Incentive Plan

Grantee:	James O’Leary	Grant Date:

Address:		Number of Shares:

This Restricted Stock Agreement (the “Agreement”) is made as of the Grant Date between KAYDON CORPORATION, a Delaware corporation (the “Company”), and James O’Leary (“Grantee”).
The Kaydon Corporation 1999 Long Term Stock Incentive Plan (the “Plan”) is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee has determined that Grantee is eligible to participate in the Plan.
The Committee has granted restricted stock to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan.
Grantee acknowledges receipt of a copy of the Prospectus for the Plan and accepts these shares of restricted stock subject to all of the terms, conditions, and provisions of this Agreement and the Plan.
1. Grant of Restricted Stock. The Company grants to Grantee, effective as of the Grant Date set forth above, and Grantee accepts, the shares of $0.10 par value Common Stock of the Company set forth above, subject to the terms and conditions of this Agreement (the “Restricted Stock”).
2. Conditions. The Company awards the Restricted Stock to Grantee subject to the conditions described below and to a vesting schedule. Those conditions must be met or otherwise lapse, and vesting must occur, before Grantee will receive any stock under this Agreement. If Grantee breaches the terms of this Agreement or ceases to be employed by the Company for certain reasons as described in this Agreement, if the applicable restrictions are not satisfied or do not lapse, or if Grantee does not vest in some or all of the Restricted Stock, Grantee will promptly surrender to the Company those shares of Restricted Stock as to which the restrictions have not lapsed or in which Grantee’s interest has not vested pursuant to this Agreement as set forth below.

3. Restrictions on Restricted Stock. If Grantee is then employed by the Company and has not breached the terms of this Agreement, the restrictions on twenty percent (20%) of the initial number of shares of Restricted Stock will lapse and the Grantee will vest in those shares on each January 5 following the Grant Date, commencing with January 5,                     . Vesting under this provision will continue until all of the shares are vested, the Grantee is no longer employed by the Company, or another provision of this Agreement supersedes this section, whichever occurs first. The Committee may, in its sole discretion, accelerate the lapsing of restrictions and the vesting of the Restricted Stock at any time before the restrictions would otherwise lapse or before full vesting. As restrictions lapse and vesting occurs, a certificate for the number of shares of Restricted Stock as to which restrictions have lapsed will be forwarded to the Grantee.
4. Transferability. Unless the Committee otherwise consents or the Plan otherwise explicitly provides, Grantee will not sell, exchange, transfer, pledge, or otherwise dispose of the Restricted Stock at any time, whether voluntarily or involuntarily, by operation of law or otherwise. The provisions of this paragraph will not apply to Restricted Stock that has vested pursuant to this Agreement. If Grantee violates the restrictions in this Section, Grantee’s right to shares of Restricted Stock remaining subject to restrictions or which have not yet vested will immediately cease and terminate and Grantee will immediately forfeit and surrender to the Company all shares of Restricted Stock that are still subject to restrictions or which have not yet vested.
5. Rights as a Shareholder. Grantee will have certain rights as a shareholder with respect to the Restricted Stock, including but not limited to the right to vote the Restricted Stock at shareholders’ meetings, the right to receive, without restriction, all cash dividends paid with respect to the Restricted Stock, and the right to participate with respect to the Restricted Stock in any stock dividend, stock split, recapitalization, or other adjustment in the capital stock of the Company, or any merger, consolidation, or other reorganization involving an increase, decrease, or adjustment in the capital stock of the Company.
(a) Substitute Shares. Any shares or other security received as a result of any stock dividend, stock split, or reorganization will be subject to the same terms, conditions, and restrictions as those relating to the Restricted Stock granted under this Agreement.
(b) Registration. Certificates for the shares of stock evidencing the Restricted Stock will not be issued but the shares will be registered in Grantee’s name in book entry form as soon as administratively feasible after Grantee’s acceptance of this Agreement.
6. Termination of Employee Status. If Grantee ceases to be an employee of the Company, except as otherwise provided in any Employment Agreement or Change in Control Compensation Agreement that may exist between Grantee and the Company from time to time (an “Other Agreement”):
(a) Termination Due to Disability or Death. By reason of disability (as defined in the Plan or in any Other Agreement to which Grantee is a party) (“Disability”) or death, the shares of Restricted Stock will vest on the date of death or Disability.

(b) Retirement. By reason of retirement at or after age 65, the shares of Restricted Stock will continue to vest in the same manner as though employment had not terminated. If unforfeited Restricted Stock remains unvested at Grantee’s death following retirement from employment at or after attainment of age 65, the shares of Restricted Stock will vest on the date of death.
(c) Termination for Reason Other Than Retirement, Disability or Death. For any reason other than death, Disability, or retirement at or after age 65, with or without cause, no further vesting of Restricted Stock will occur and any shares of Restricted Stock still subject to restrictions or which have not yet vested as of the date of termination of employment will automatically be forfeited and returned to the Company.
Any provision regarding vesting of restricted stock upon termination of employment set forth in an Other Agreement shall govern the vesting of the Restricted Stock under this Agreement. Further, notwithstanding the foregoing, if at any time upon or following termination of employment the Committee determines that reason to terminate the Grantee for cause, as defined in the Plan, exists at the time of termination or existed at such time, all shares of Restricted Stock for which restrictions have not lapsed or which have not yet vested will be forfeited to the Company.
7. Employment by the Company. Nothing in this Agreement imposes upon the Company any obligation to retain Grantee in the employ of the Company for any given period or upon any specific terms of employment. Grantee acknowledges that, except as otherwise agreed by the Company in a signed written agreement, Grantee’s employment is at will and terminable by Grantee or the Company at any time and for any reason.
8. Tax Withholding. Grantee authorizes the Company to:
(a) Withhold. Withhold and deduct from future wages of Grantee (or from other amounts that may be due and owing to Grantee from the Company), or make other arrangements, including arrangements for the surrender of shares of the Company Common Stock previously owned by Grantee or surrender of shares of then vesting Restricted Stock in each case with a fair market value equal to the amount to be withheld, for the collection of, all amounts deemed necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to an award of Restricted Stock (including any taxes arising under Sections 409A or 4999 of the Code); or
(b) Remit. Require Grantee promptly to remit the amount of such withholding to the Company before taking any action with respect to the Restricted Stock.
9. Acknowledgment. By signing this Agreement and accepting the Restricted Stock, Grantee:
(a) Representation. Acknowledges acceptance of the Restricted Stock and receipt of the documents referred to in this Agreement, represents that Grantee is familiar with the provisions of the Plan and agrees to its incorporation in the Agreement, agrees to all of the other terms and conditions of the Agreement and agrees to promptly provide any information with respect to the Restricted Stock reasonably requested by the Company;

(b) Taxes. Agrees to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes (including any taxes arising under Sections 409A of the Code);
(c) Limitation of Rights. Acknowledges that all of Grantee’s rights to the Restricted Stock are embodied in the Agreement and in the Plan, except as set forth in an Other Agreement;
(d) Employment. Agrees that while Grantee is employed by the Company, the Grantee will devote full business time and energies to the business and affairs of the Company and will not, without the Company’s written consent, accept other employment or permit any personal business interests to interfere with the performance of Grantee’s duties; and
(e) Duties. Agrees to use Grantee’s best efforts, skill and abilities to promote the interests of the Company, to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company and to perform such other duties of a management or professional nature as may be assigned to Grantee.
10. Commitments of Grantee. Notwithstanding any other provisions of this Agreement or the Plan, in consideration of the grant of Restricted Stock to Grantee, Grantee agrees:
(a) Non-Solicitation. In recognition of the highly competitive nature of the industries in which the Company conducts its business, and to further protect the goodwill of the Company and to promote and preserve its legitimate business interests, Grantee agrees that during the two year period following his termination of employment under circumstances that entitle Grantee to receive payments under Section 4 or Section 5 of his Employment Agreement, Grantee shall not:
(i) directly or indirectly (A) induce any current customer of the Company to patronize any business directly or indirectly in competition with the business conducted by the Company; (B) request or advise any of the current customers to withdraw, curtail or cancel any business with the Company; or
(ii) directly or indirectly employ any person who was employed by the Company at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment; provided, that, Grantee may hire an employee of the Company or any of its affiliates who was terminated by the Company or resigned from employment with the Company so long as Grantee did not directly or indirectly influence such termination or resignation.

Grantee acknowledges that in the event of his breach of the foregoing covenant, money damages would be an inadequate remedy. Accordingly, and notwithstanding any other provision of this Agreement, without prejudice to the rights of the Company to seek such damages or other remedies available to it, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief in any proceeding which the Company may bring to enforce the foregoing covenant not to compete on its express and explicit terms without the necessity of posting a bond.
(b) Confidential Information. Grantee agrees that all Confidential Information shall be the sole property of the Company, and Grantee agrees that he shall not during the term of his Employment Agreement nor thereafter, use for his benefit or the benefit of others or disclose at any time Confidential Information or take with him upon termination of his employment any records, papers, reports, lists, computer tapes or disks or any other materials of any nature that contain any Confidential Information. “Confidential Information” shall mean all information other than General Knowledge (defined below) relating to the Company’s: (i) business or existing projects including all those in various stages of research and development including all unpublished plans for new products or services; (ii) financial information, internal business procedures and other information which relate to the way the Company conducts its business and which are not publicly available; (iii) data written by the Company’s employees or others, including source codes, object codes, marketing and development plans, budgets, forecasts, forecast assumptions and future plans and potential strategies of the Company which have been or are being discussed; (iv) unpublished pricing data; (v) identity, buying habits and practices of the Company, its suppliers and customers to the extent not publicly available; (vi) information regarding the skills or compensation of employees of the Company; (vii) the Intellectual Property of the Company and any information pertaining thereto; (viii) materials and information supplied by customers or clients to the Company that contain data regarding any research, products, procedures or the like; and (ix) any other information deemed confidential by the Company by marking such information with the word “Confidential” or similar word; by orally advising Grantee that the information is confidential or by treating the information in such a manner that Grantee should reasonably believe it to be deemed confidential by the Company. “General Knowledge” shall mean (i) general skills or experience gained during Grantee’s employment with, consultation for or work for the Company; and (ii) information and data publicly available.
(c) Records. All files, records, memoranda and other documents regarding former, existing or prospective customers of the Company or relating in any manner whatsoever to Confidential Information (collectively, “Records”), whether prepared by Grantee or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Grantee’s employment with the Company, or at any other time specified by the Board. The retention and use by Grantee of duplicates in any form of Records is prohibited after the termination of Grantee’s employment with the Company.

(d) Breach. Grantee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Grantee of any of the terms or provisions of this Section 10, and Grantee therefore agrees that the Company shall be entitled to an injunction restraining Grantee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Grantee and, if Grantee is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of his Employment Agreement.
(e) Survival. Notwithstanding the termination of the employment of Grantee or the termination of this Agreement, the provisions of this Section 10 shall survive and be binding upon Grantee unless a written agreement which specifically refers to the termination of the obligations and covenants of this Section 10 is executed by the Company.
11. Income Taxes and Deferred Compensation. Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay any federal or state income taxes, to prevent the Grantee from incurring them, or to mitigate or protect the Grantee from any such tax liabilities, except as otherwise expressly set forth in a written agreement between the Company and the Grantee. Nevertheless, if the Company reasonably determines that the Grantee’s receipt of payments or benefits pursuant to Section 6 of the Plan as a result of the Grantee’s cessation of employment with the Company constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Grantee incur a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation from Service”). If, at the time of the Grantee’s Separation from Service, the Grantee is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Grantee on account of the Grantee’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Grantee’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Grantee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Grantee shall receive any remaining benefits as if there had not been an earlier delay.
12. Change in Control. Notwithstanding the restrictions and vesting rules of this Agreement, in the event of a Change in Control as defined in the Plan, the Restricted Stock will no longer be subject to any restrictions and will vest. In addition, in that circumstance, the Committee as constituted before the Change in Control may, in its sole discretion:
(a) Purchase. Provide for the purchase of the shares of Restricted Stock by the Company for an amount of cash equal to the value of the shares immediately prior to the Change in Control; and
(b) Adjust. Adjust the shares as the Committee deems appropriate to reflect the Change in Control.

13. Arbitration. Grantee and the Company agree that any disagreement dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, or validity, or except as required by any Other Agreement, the terms and conditions of Grantee’s employment (including but not limited to the termination of that employment), will be settled exclusively and finally by arbitration irrespective of its magnitude, the amount in controversy, or the nature of the relief sought.
(a) Rules. The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) (the terms of which then in effect are incorporated here).
(b) Arbitrator. The arbitral tribunal shall consist of one arbitrator skilled in arbitration of executive employment matters. The parties to the arbitration shall jointly directly appoint the arbitrator within thirty (30) days of initiation of the arbitration. If the parties fail to appoint the arbitrator as provided above, the arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in executive employment matters. The Company shall pay all of the fees, if any, and expenses of the arbitrator and the arbitration.
(c) Location. The arbitration shall be conducted in the Southeastern Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.
(d) Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances where the arbitrator determines that the interests of justice require a different procedure.
(e) Decision. Any decision or award of the arbitrator shall be final and binding upon the parties to the arbitration proceeding. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.
(f) Power. Nothing contained here shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section shall survive the termination or expiration of this Agreement, shall be binding upon the Company’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
15. Binding Effect and Amendment. This Agreement is the entire agreement between the parties and will be binding upon, and will inure to the benefit of, the parties to this Agreement and their respective heirs, successors, and assigns, and may be modified only by a writing signed by the parties.
16. Agreement Controls. The Plan is incorporated by reference into this Agreement. Capitalized terms not defined in this Agreement have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement control as long as the applicable provision does not violate any law, change the character or effect of the Plan or the Restricted Stock under federal or state, tax or securities law, or exceed the Committee’s authority under the Plan. In that case, the terms of the Plan shall control.
Executed this  _____  day of  _____.

KAYDON CORPORATION		GRANTEE

By:

	Its:	James O’Leary

DATE: